Exhibit 4.1

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (“Agreement”) is made as of the 16th day of October, 2012, by and between ZaZa Energy Corporation (the “Company”), a corporation organized under the laws of the State of Delaware, with its principal offices at 1301 McKinney Street, Suite 3000, Houston, Texas 77010, and the purchaser whose name and address is set forth on the signature page hereof (the “Purchaser”).

IN CONSIDERATION of the mutual covenants contained in this Agreement, the Company and the Purchaser agree as follows:

1.                                       Authorization of Sale of the Notes.  Subject to the terms and conditions of the Agreements (as defined below), the Company has authorized the issuance and sale for cash of up to $40,000,000 aggregate principal amount of 9% Convertible Senior Notes (the “Notes”), to be issued pursuant to the Indenture, dated October 22, 2012, among the Company, the subsidiary guarantors party thereto, and Wilmington Trust, National Association as trustee thereunder, a form of which is attached as Schedule A hereto (the “Indenture”).  As further described in the Indenture, the Notes shall mature August 1, 2017, bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable (whether by acceleration or otherwise), and shall be convertible into shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company.

2.                                       Agreement to Sell and Purchase the Notes.  At the Closing (as defined in Section 3), the Company will, subject to the terms of this Agreement, issue and sell to the Purchaser and the Purchaser will buy from the Company, upon the terms and conditions hereinafter set forth, the principal amount of Notes shown on the signature page hereof.

The Company is simultaneously entering into this same form of purchase agreement with certain other investors (the “Other Purchasers”) and expects to complete sales of the Notes to them. The Purchaser and the Other Purchasers are hereinafter sometimes collectively referred to as the “Purchasers,” and this Agreement and the purchase agreements executed by the Other Purchasers are hereinafter sometimes collectively referred to as the “Agreements.”

3.                                       Delivery of the Notes at the Closing; Termination.

3.1                                 Closing.  The closing of the purchase and sale of the Notes (the “Closing”) shall occur at the offices of Andrews Kurth LLP, 450 Lexington Avenue, New York, NY 10017, on the fourth business day following the execution of the Agreements or on such later date or at such different location as the parties shall agree in writing, but not prior to the date that the conditions for Closing set forth below have been satisfied or waived by the appropriate party (the date of such Closing being referred to herein as the “Closing Date”).

3.2                                 Closing Deliveries.  At the Closing, (a) the Purchaser shall pay, in immediately available funds, the full amount of the purchase price for the Notes being purchased hereunder, in an amount equal to $950 for every $1,000 of original principal amount of Notes, by wire transfer to the account specified by the Closing Agent (as defined below) on Appendix I hereto and (b) delivery of the Notes, dated as of the Closing Date and in such principal amount as is being purchased by each Purchaser, shall be made through the facilities of The Depository Trust Company (“DTC”) in accordance with DTC procedures for book-entry settlement representing the principal amount of Notes set forth in Section 2 above and bearing an appropriate legend referring to the fact that the Notes were sold in reliance upon the exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) thereof and Rule 506 thereunder.  The Closing Agent shall hold such certificates in escrow for the benefit of the Company until released by the Company for issuance and sale as provided in this Section 3.2.  The name(s) in which the book-entry Notes are to be registered are set forth in the Purchaser Questionnaire attached hereto as part of Appendix II.

3.3                                 Closing Mechanics.

(a)                                  One business day prior to the Closing, Jefferies & Company, Inc., as closing agent (in such capacity, the “Closing Agent”) will contact the contact person for the Purchaser to confirm the closing mechanics set forth herein.

(b)                                 On or before 9:00 a.m., New York City time, on the Closing Date, the Purchaser will pay the full amount of the purchase price for the Notes being purchased hereunder to the Closing Agent as required by Section 3.2. In the event that the Purchaser shall fail to deliver all or any portion of its the purchase price for the Notes being purchased on or before 9:00 a.m., New York City time, on the Closing Date as required by Section 3.2, the Closing Agent shall be permitted (but shall not be obligated), in its sole discretion, to fund the purchase price for the Notes being purchased on behalf of the Purchaser; provided, however, that the funding of the purchase of any Notes by the Closing Agent pursuant to this Section 3.3(b) shall not relieve the Purchaser of any liability that it may have to the Company or the Closing Agent pursuant to this Agreement or for the breach of its obligations under this Agreement.  In any such case in which the Closing Agent, in its sole discretion, has elected to fund the purchase price for the Notes being purchased on behalf of the Purchaser, if the Purchaser has not fulfilled its obligation to purchase the Notes as set forth herein within two business days of the Closing Date, the Closing Agent shall thereafter be entitled to retain the certificates representing the Notes and, if so requested by the Closing Agent, the Company shall transfer registration of such Notes to or as directed by the Closing Agent.

(c)                                  In the event that the Closing Agent shall have funded the purchase of the Notes on behalf of the Purchaser under the circumstances set forth in clause (b) above, such Purchaser shall be obligated to repay the Closing Agent in exchange for the release of the Notes to the Purchaser at a purchase price for the Notes equal to 100% of the purchase price for the Notes being purchased by such Purchaser, plus accrued interest from the Closing Date; provided, however, that if the Closing Agent has funded such purchase on behalf of the Purchaser, and the Purchaser subsequently makes payment to the Closing Agent before 9:00 a.m., New York City time, on the Closing Date, the Purchase Price shall equal the purchase price for such Notes plus an amount equal to the Closing Agent’s cost of intraday funds for such purchase.

(d)                                 The receipt of funds by the Closing Agent from the Purchaser shall be deemed to be irrevocable instructions from such Purchaser to the Closing Agent that the conditions to the Closing have been satisfied.

(e)                                  Funds received by the Closing Agent on behalf of the Company pursuant to this Section 3 (or funded by the Closing Agent in its sole discretion pursuant to Section 3.3(c)) will be held in trust and not as property or in the title of the Closing Agent.  On the Closing Date, or as soon as reasonably practicable thereafter, the Closing Agent shall disburse such funds (net of the agreed amount of fees and expenses of the placement agent) by wire transfer of immediately available funds in accordance with the Company’s written wire instructions (which shall be provided to the Closing Agent at least one business day prior to the Closing Date), unless otherwise agreed to by the Company and the Closing Agent.

(f)                                    Upon receipt of the purchase price from the Purchasers, the Closing Agent will cause the delivery of such funds to the Company, pursuant to written instructions from the Company (which shall be provided to the Closing Agent at least one business day prior to the Closing Date).  Immediately following the Company’s receipt of such funds, the Notes purchased by the Purchaser (as specified on the signature page hereof) will be issued by the Company and delivered by electronic book-entry through the facilities of DTC to the account specified by the Purchaser on the Purchaser Questionnaire and will be released by the Trustee, at the written instruction of the Company, to such Purchaser at the Closing and upon receipt of the Purchaser’s DWAC deposit request.

3.4                                 Conditions to the Company’s Obligations.  The Company’s obligation to complete the purchase and sale of the Notes and deliver such Notes by global certificate or by book-entry to the Purchaser at the Closing shall be subject to the following conditions, any one or more of which may be waived by the Company:

(a)                                  receipt by the Company of same-day funds in the full principal amount of the Notes being purchased hereunder;

(b)                                 completion of the purchases and sales under the Agreements with the Other Purchasers;

(c)                                  the accuracy of the representations and warranties made by the Purchasers; and

(d)                                 receipt by the Company from the Purchaser of the fully completed questionnaire attached hereto as Appendix II.

3.5                                 Conditions to the Purchaser’s Obligations.  The Purchaser’s obligation to pay for the Notes shall be subject to the following conditions, any one or more of which may be waived by the Purchaser:

(a)                                  each of the representations and warranties of the Company made herein shall be accurate as of the Closing Date and the Company shall have performed or satisfied in all material respects the covenants made by it in this Agreement;

(b)                                 the delivery to the Purchaser (i) by counsel to the Company of a legal opinion substantially similar in substance to the form of opinion attached as Exhibit B-1 hereto and (ii) by internal counsel to the Company of a legal opinion substantially similar in substance to the form of opinion attached as Exhibit B-2 hereto;

(c)                                  receipt by the Purchaser of a certificate executed by the chief executive officer and the chief financial officer of the Company, dated as of the Closing Date, to the effect that the representations and warranties of the Company set forth herein are true and correct as of the date of this Agreement and as of such Closing Date and that the Company has complied with all the agreements and satisfied all the conditions herein on its part to be performed or satisfied on or prior to such Closing Date;

(d)                                 receipt by the Purchaser of a certificate of the Secretary of the Company, dated as of the Closing Date:

(i)                                     certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement and the sale of the Notes and the issuance of the shares of Common Stock issuable upon the conversion of the Notes (the “Conversion Shares”);

(ii)                                  certifying the current versions of the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company; and

(iii)                               certifying as to the signatures and authority of the persons signing this Agreement and related documents on behalf of the Company;

(e)                                  receipt by the Purchaser of a certificate of good standing for the Company for its jurisdiction of incorporation;

(f)                                    receipt by the Purchaser of a certificate from the Company’s transfer agent certifying the number of shares of Common Stock outstanding as of the Closing Date;

(g)                                 the Common Stock shall continue to be listed on the NASDAQ Capital Market as of the Closing Date; there shall have been no suspensions in the trading of the Common Stock as of the Closing Date; and the Conversion Shares shall be approved for listing on the NASDAQ Capital Market as of the Closing Date, subject to official notice of issuance;

(h)                                 no injunction, restraining order, action or order of any nature by a governmental or regulatory authority shall have been issued, taken or made or no action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority of competent jurisdiction that would, prior to or as of the Closing Date, prevent or materially interfere with the consummation of the transactions contemplated by this Agreement; and

(i)                                     receipt by the Company of waivers or approvals by the requisite percentage of lenders under the 8% Senior Secured Notes due 2017 permitting the offer and sale of the Notes and the Company entering into the Transaction Documents and the related transactions contemplated by this Agreement.

4.                                       Representations, Warranties and Covenants of the Company.  The Company hereby represents and warrants to, and covenants with, the Purchaser as follows:

4.1                                 Organization and Qualification.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and the Company is qualified to transact business as a foreign corporation in each jurisdiction in which qualification is required, except where the failure to so qualify would neither have nor reasonably be expected to have a Material Adverse Effect (as defined in Section 4.6).  Each subsidiary (as defined under Rule 405 promulgated under the Securities Act) of the Company (each, a “Subsidiary” and collectively, the “Subsidiaries”) are listed on Exhibit A to this Agreement.  Each Subsidiary is a direct or indirect wholly owned subsidiary of the Company. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is qualified to transact business as a foreign corporation in each jurisdiction in which qualification is required, except where failure to so qualify would neither have nor reasonably be expected to have a Material Adverse Effect.

4.2                                 Reporting Company.  The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and has filed all reports required thereby during the past 12 calendar months.

4.3                                 Authorized Capital Stock.  The authorized capital stock of the Company, as of the date hereof, consisted of 250 million shares of Common Stock, $0.01 par value per share, of which 101,719,953 shares were issued and outstanding and 25 million shares of Preferred Stock, $0.01 par value per share, none of which have been designated and none of which are issued and outstanding.  All of the issued and outstanding shares of Common Stock (a) have been duly authorized and validly issued, (b) are fully paid and nonassessable, (c) have been issued in compliance with all federal and state securities laws and, (d) except for those granted therein by the holders thereof (other than the Company), are free and clear of all security interests, liens, pledges, mortgages or other encumbrances, whether arising voluntarily, involuntarily or by operation of law (“Liens”), (e) were not issued in violation of any preemptive rights or other rights to subscribe for or purchase securities, and (f) conform in all material respects to the description thereof in the SEC Documents (as defined in Section 4.20).  Options and warrants to purchase an aggregate of 26,315,789 shares of Common Stock (without giving effect to any anti-dilution adjustments resulting from the issuance of the Notes hereunder) were outstanding as of the date hereof.  Except as disclosed in or contemplated by the SEC Documents, the Company does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, convertible securities or obligations.

4.4                                 Issuance, Sale and Delivery of the Notes and Conversion Shares.  The issuance and sale of the Notes and, if and when such Notes are converted in accordance with the terms of the Notes and the Indenture, the issuance of the Conversion Shares, have been duly authorized by the Company.  The Notes, when executed by the Company and authenticated by the trustee in accordance with the terms of the Indenture and delivered to the Purchaser in accordance with the terms of this Agreement, will constitute the valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture.  Upon their issuance in accordance with the terms of the Notes and the Indenture, the Conversion Shares issued upon conversion of the Notes will be validly issued, fully paid and nonassessable, and will conform in all material respects to the description thereof set forth in the SEC Documents.  No further approval or authority of the Company’s stockholders or the Board of Directors of the Company will be required for the issuance and sale of the Notes to be sold or the Conversion Shares to be issued by the Company as contemplated herein.

4.5                                 Preemptive Rights.  No preemptive rights or other rights to subscribe for or purchase any securities of the Company exist with respect to the issuance and sale of the Notes by the Company pursuant to this Agreement that have not been waived or complied with.

4.6                                 Due Execution, Delivery and Performance of the Transaction Documents.  The Company has full legal right, corporate power and authority to enter into this Agreement, the Indenture, and the Notes (together, the “Transaction Documents”) and to perform the transactions contemplated hereby and thereby.  Each of the Company’s Subsidiaries has full legal right, organizational power and authority to enter into the Transaction Documents to which it is a party (including the Notation of Guarantee attached to the Indenture) and to perform the transactions contemplated thereby.  The Transaction Documents have been duly authorized, executed and delivered by each of the Company and the Subsidiaries party thereto.  The Transaction Documents constitute the legal, valid and binding agreements of each of the Company and Subsidiaries party thereto, enforceable against each of the Company and Subsidiaries party thereto in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws and judicial decisions of general application relating to or affecting the enforcement of creditors’ rights generally and the application of general equitable principles relating to the availability of remedies, and except as rights to indemnity or contribution may be limited by federal or state securities law or the public policy underlying such laws.  The execution and performance of the Transaction Documents by each of the Company and Subsidiaries party thereto and the consummation of the transactions herein or therein contemplated will not violate any provision of the Restated Certificate of Incorporation or Amended and Restated Bylaws of the Company or the organizational documents of any Subsidiary and will not result in the creation of any Liens upon any assets of the Company or any Subsidiary pursuant to the terms or provisions of, or will not conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under any agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which any of the Company or any Subsidiary is a party or by which any of the Company or any Subsidiary or their respective properties may be bound or affected and in each case that would have or reasonably be expected to have a Material Adverse Effect, any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental agency or body applicable to the Company or any Subsidiary or any of their respective properties.  No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental agency or body is required for the execution and delivery of the Transaction Documents by each of the Company and the Subsidiaries party thereto or the consummation by the Company or any Subsidiary of the transactions contemplated by the Transaction Documents to which the Company or any Subsidiary is a party, except for compliance with the Blue Sky laws and federal securities laws applicable to the offering of the Notes and Conversion Shares, and such as may be required by the bylaws and rules of the Financial Industry Regulatory Authority, Inc. or the NASDAQ Stock Market LLC.  For the purposes of this Agreement, the term “Material Adverse Effect” means a material adverse effect on the properties, business, consolidated financial position or results of operations of the Company and its Subsidiaries, taken as a whole.

4.7                                 Accountants.  Ernst & Young LLP, who has reported on the consolidated financial statements and schedules contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, are registered independent public accountants as required by the Securities Act and the rules and regulations promulgated thereunder (the “1933 Act Rules and Regulations”) and by the rules of the Public Accounting Oversight Board.

4.8                                 No Defaults or Consents. Neither the execution, delivery and performance of the Transaction Documents by the Company or any Subsidiary nor the consummation of any of the transactions contemplated hereby (including, without limitation, the issuance and sale by the Company of the Notes and Conversion Shares) will give rise to a right to terminate or accelerate the due date of any payment due under, or conflict with or result in the breach of any term or provision of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, except such defaults that individually or in the aggregate would neither cause nor reasonably be expected to cause a Material Adverse Effect, or require any consent or waiver under, or result in the execution or imposition of any Liens upon any properties or assets of the Company or its Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which either the Company or its Subsidiaries or any of its or their properties or businesses is bound, or any franchise, license, permit, judgment, decree, order, statute, rule or regulation applicable to the Company or any of its Subsidiaries, except for such consents or waivers that have already been obtained and are in full force and effect.

4.9                                 Contracts.  The material contracts to which the Company is a party that have been filed as exhibits to the SEC Documents, have been duly and validly authorized, executed and delivered by the Company and constitute the legal, valid and binding agreements of the Company, enforceable by and against it in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws and judicial decisions of general application relating to enforcement of creditors’ rights generally, and the application of general equitable principles relating to or affecting the availability of remedies, and except as rights to indemnity or contribution may be limited by federal or state securities laws or the public policy underlying such laws.

4.10                           No Actions.  Except as disclosed in the SEC Documents, there are no legal or governmental actions, suits or proceedings pending or, to the Company’s knowledge, threatened against the Company or any Subsidiary before or by any court, regulatory body or administrative agency or any other governmental agency or body, domestic or foreign, which actions, suits or proceedings, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect; and no labor disturbance by the employees of the Company exists or, to the Company’s knowledge, is imminent, that would have or reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any Subsidiary is a party to or subject to the provisions of any injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental agency or body that would have or reasonably be expected to have a Material Adverse Effect.

4.11                           Properties.

(a) Tangible Personal Property.  The Company and each Subsidiary has good and valid title to all items of tangible personal property, other than properties and assets disposed of in the ordinary course of business, reflected as owned in the financial statements referred to in Section 4.21 (or elsewhere in the SEC Documents), in each case free and clear of any security interests, mortgages, pledges, liens, charges, encumbrances, adverse claims and other defects, except as disclosed in the SEC Documents or such as do not materially and adversely affect the value of such property and do not materially interfere with the use made or proposed to be made of such property by the Company or such subsidiary.  The tangible personal property held under lease by the Company or any subsidiary is held under valid and enforceable leases, with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such property by the Company or such subsidiary.

(b) Real Property.  The Company and each Subsidiary has good and indefeasible title to its respective real properties (other than properties which it leases and Oil and Gas Properties) described as owned by it in the consolidated financial statements included in the SEC Documents that are material to the businesses of the Company and its Subsidiaries taken as a whole, in each case free and clear of all Liens except for those disclosed in the SEC Documents, or those, individually or in the aggregate, that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries or (ii) would neither have nor reasonably be expected to have a Material Adverse Effect. All leases of such real properties necessary in any material respect for the conduct of the business of the Company and each Subsidiary are valid and subsisting and are in full force and effect.

(c) Oil and Gas Properties.  The Company and its Subsidiaries have good and indefeasible title to, or valid leasehold interests in, all of the fee mineral interests, term mineral interests, leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted hydrocarbons in, under, or attributable to such oil and gas properties and interests (“Oil and Gas Properties”) covered by that certain Independent Reserve Report dated September 1, 2012, which was prepared by Rex Morris, a Consulting Reservoir Engineer, and that certain Independent Reserve Report dated August 24, 2012 (each an “Independent Reserve Report”), which was prepared by Gaffney, Cline and Associates Limited, a Consulting Reservoir Engineer, and disclosed in the SEC Documents, free and clear of all Liens, encumbrances, or adverse claims other than those disclosed in the SEC Documents, other than Oil and Gas Properties disposed of in the ordinary course of business.

4.12                           No Material Adverse Change.  Except as disclosed in the SEC Documents, since December 31, 2011 (i) the Company and its Subsidiaries have not incurred any material liabilities or obligations, indirect or contingent, or entered into any material agreement or other transaction that is not in the ordinary course of business or that could reasonably be expected to result in a material reduction in the future earnings of the Company; (ii) the Company and its Subsidiaries have not sustained any material loss or material interference with their businesses or properties from fire, flood, windstorm, accident or other calamity not covered by insurance; (iii) the Company and its Subsidiaries have not paid or declared any dividends or other distributions with respect to their capital stock and none of the Company or any Subsidiary is in material default in the payment of principal or interest on any outstanding long-term debt obligations; (iv) there has not been any change in the capital stock of the Company or its Subsidiaries other than the sale of the Notes hereunder and shares or options issued pursuant to employee equity incentive plans or purchase plans approved by the Company’s Board of Directors, or indebtedness material to the Company or its Subsidiaries (other than in the ordinary course of business and any required scheduled payments); and (v) there has not occurred any event that has caused or would reasonably be expected to cause a Material Adverse Effect.

4.13                           Intellectual Property.  Except as disclosed in the SEC Documents, (i) the Company and each Subsidiary owns or has obtained valid and enforceable licenses or options for the inventions, patent applications, patents, trademarks (both registered and unregistered), trade names, copyrights and trade secrets necessary for the conduct of its respective business as currently conducted (collectively, the “Intellectual Property”); and (ii) (a) there are no third parties who have any ownership rights or other claims to any Intellectual Property that is owned by, or has been licensed to, the Company or any Subsidiary for the products and services of the Company and its Subsidiaries described in the SEC Documents that would preclude the Company or any Subsidiary from conducting its business as currently conducted and have or reasonably be expected to have a Material Adverse Effect, except for the ownership rights of the owners of the Intellectual Property licensed or optioned by the Company or any Subsidiary; (b) there are currently no sales of any products or the provision of services that would constitute an infringement by third parties of any Intellectual Property owned, licensed or optioned by the Company or any Subsidiary, which infringement would have or reasonably be expected to have a Material Adverse Effect; (c) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the rights of the Company or any Subsidiary in or to any Intellectual Property owned, licensed or optioned by the Company or any Subsidiary, other than claims that would neither have nor reasonably be expected to have a Material Adverse Effect; (d) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any Intellectual Property owned, licensed or optioned by the Company or any Subsidiary, other than actions, suits, proceedings and claims that would neither have nor reasonably be expected to have a Material Adverse Effect; and (e) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company or any Subsidiaries infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary right of others, other than actions, suits, proceedings and claims that would neither have nor reasonably be expected to have a Material Adverse Effect.

4.14                           Compliance.  Neither the Company nor any of its Subsidiaries have been advised, nor do any of them have any reason to believe, that it is not conducting business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business, including, without limitation, all applicable local, state and federal environmental laws and regulations, except where failure to be so in compliance would neither have nor reasonably be expected to have a Material Adverse Effect.

4.15                           Taxes.  The Company and each Subsidiary has filed all required tax returns, and all such tax returns are true, correct and complete in all material respects.  The Company and each Subsidiary has fully paid all taxes shown as due thereon. None of the Company or any Subsidiary has knowledge of any deficiency or assessment with respect to liabilities for any material taxes that has been or might be asserted or threatened against it, which has not been fully paid or finally settled, unless being contested in good faith through appropriate proceedings and for which adequate reserves are reflected in the Company’s consolidated financial statements. All tax liabilities accrued through the date hereof have been adequately reserved for in the Company’s consolidated financial statements.

4.16                           Transfer Taxes.  On the Closing Date, all stock transfer or other taxes (other than income taxes) that are required to be paid in connection with the transactions contemplated by this Agreement will be, or will have been, fully paid by the Company and all laws imposing such taxes will be or will have been fully complied with.

4.17                           Investment Company.  The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder.

4.18                           Offering Materials.  The Company has not in the past nor will it hereafter take any action independent of Jefferies & Company, Inc., in such capacities as placement agent and Closing Agent (“Jefferies”), to sell, offer for sale or solicit offers to buy any securities of the Company that could result in the initial sale of the Notes not being exempt from the registration requirements of Section 5 of the Securities Act.

4.19                           Insurance.  The Company maintains insurance underwritten by insurers of recognized financial responsibility, of the types and in the amounts that the Company reasonably believes is adequate for its business, including, but not limited to, insurance covering all real and personal property owned or leased by the Company against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, with such deductibles as are customary for companies in the same or similar business, all of which insurance is in full force and effect.

4.20                           Additional Information.  The information contained in the following documents (the “SEC Documents”), which are otherwise available through the Commission’s EDGAR system, as of the dates thereof, did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading:

(a)                                  the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

(b)                                 the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012;

(c)                                  the Company’s Definitive Information Statement filed on April 24, 2012;

(d)                                 the Company’s Current Reports on Form 8-K filed on February 22, March 29, April 16, April 23, May 4, May 22, May 25, June 11, July 30, August 15, August 21, September 21, October 5, and October 16, 2012;

(e)                                  the description of the Company’s common stock contained in its Registration Statement on Form 8-A filed on February 21, 2012, as amended by the Company’s Current Report on Form 8-K filed with the Commission on February 22, 2012, respectively;

(f)                                    all other documents, if any, filed by the Company (excluding the Current Reports on Form 8-K or the portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K) with the Commission since December 31, 2011 pursuant to the reporting requirements of the Exchange Act.

The SEC Documents, at the time they became effective or were filed with the Commission, as the case may be, complied in all material respects with the requirements of the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder (the “1934 Act Rules and Regulations” and, together with the 1933 Act Rules and Regulations, the “Rules and Regulations”).  In the past 12 calendar months, the Company has filed all documents required to be filed by it prior to the date hereof with the Commission pursuant to the reporting requirements of the Exchange Act and the 1934 Act Rules and Regulations.

4.21                           Financial Statements.  The consolidated financial statements of the Company and the related notes and schedules thereto included in the SEC Documents present fairly, in all material respects, the financial condition of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries at the dates and for the periods covered thereby.  Such financial statements and the related notes and schedules thereto have been prepared in accordance with generally accepted accounting principles applied in the United States consistently applied throughout the periods involved (except as otherwise noted therein) and all adjustments necessary for a fair presentation of results for such periods have been made; provided, however, that the unaudited financial statements are subject to normal year-end audit adjustments (which are not expected to be material) and do not contain all footnotes required under generally accepted accounting principles.

4.22                           Internal Accounting Controls.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.23                           Price of Common Stock.  The Company has not taken, and will not take, directly or indirectly, any action designed to cause or result in, or that has constituted or that might reasonably be expected to constitute, the stabilization or manipulation of the price of the shares of the Common Stock to facilitate the sale or resale of the Notes under Regulation M of the Commission.

4.24                           Listing Compliance.  The Company is in compliance with the requirements of the NASDAQ Capital Market for continued listing of the Common Stock thereon.  The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on the NASDAQ Capital Market, nor has the Company received any notification that the Commission or the NASDAQ Capital Market is currently contemplating terminating such registration or listing.  The transactions contemplated by this Agreement will not contravene the rules and regulations of the NASDAQ Capital Market.  The Company will comply with all requirements of the NASDAQ Capital Market with respect to the issuance of the Notes and the Conversion Shares into which the Notes are convertible.

4.25                           Use of Proceeds.  The Company shall use the proceeds from the sale of the Notes for capital expenditures such as drilling additional wells or acquiring additional leasehold interests, including increased working interests in existing leasehold interests, for maintaining liquidity, and for general corporate purposes.

4.26                           Non-Public Information.  The Company has not disclosed to the Purchaser information that would constitute material non-public information as of the Closing Date other than the existence of the transactions contemplated hereby.

4.27                           Use of Purchaser Name.  Except as otherwise required by applicable law or regulation, the Company shall not use the Purchaser’s name or the name of any of its Affiliates (as defined below) in any advertisement, announcement, press release or other similar public communication unless it has received the prior written consent of the Purchaser for the specific use contemplated, which consent shall not be unreasonably withheld or delayed.  For purposes of this Agreement, “Affiliate” means, with respect to any natural person, firm, partnership, association, corporation, limited liability company, company, trust, entity, public body or government (a “Person”), any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  With respect to any natural person, the term “Affiliate” means (i) the spouse or children (including those by adoption) and siblings of such Person; and any trust whose primary beneficiary is such Person, such Person’s spouse, such Person’s siblings and/or one or more of such Person’s lineal descendants, (ii) the legal representative or guardian of such Person or of any such immediate family member in the event such Person or any such immediate family member becomes mentally incompetent and (iii) any Person controlled by or under common control with any one or more of such Person and the Persons described in clauses (i) or (ii) preceding.

4.28                           Governmental Permits, Etc.  The Company and each Subsidiary has all franchises, licenses, certificates and other authorizations from federal, state or local governments or governmental agencies, departments or bodies that are currently necessary for the operation of the business of the Company and its Subsidiaries as currently conducted, except where the failure to possess currently such franchises, licenses, certificates and other authorizations would neither have nor reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such permit that, if the subject of an unfavorable decision, ruling or finding, would have or would reasonably be expected to have a Material Adverse Effect.

4.29                           Foreign Corrupt Practices.  Neither the Company nor any Subsidiary has, nor, to the knowledge of the Company, has any director, officer, agent or employee, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made, or caused any of its agents or representatives to make, any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made, or caused any of its agents or representatives to make, any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.30                           ERISA.  No accumulated funding deficiency (as defined in section 302 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and section 412 of the Internal Revenue Code of 1986, as amended (the “Code”)), whether or not waived, exists with respect to any “employee pension benefit plan” (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or by any trade or business, whether or not incorporated which, together with the Company, is under common control, as described in section 414(b) or (c) of the Code (each such employee pension benefit plan, a “Plan”) other than a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA) (each, a “Multiemployer Plan”). No liability to the Pension Benefit Guaranty Corporation (“PBGC”) has been or is expected by the Company or any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code (each, an “ERISA Affiliate”) to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company or any ERISA Affiliate (other than payment of PBGC premiums satisfied in the ordinary course of business). Neither the Company nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan.

4.31                           Integration; Other Issuances of Securities.  The Company has not issued any Notes, shares of Common Stock or other securities or instruments convertible into,

exchangeable for or otherwise entitling the holder thereof to acquire shares of Common Stock that would be integrated with the sale of the Notes to the Purchaser for purposes of the Securities Act or that would require or violate any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the NASDAQ Capital Market.  Assuming the accuracy of the representations and warranties of the Purchasers to the Company as set forth herein, the offer and sale of the Notes and the issuance of the Conversion Shares by the Company to the Purchasers pursuant to the Agreements (i) will be exempt from the registration requirements of the Securities Act and (ii) will not require the Indenture to be qualified under the Trust Indenture Act of 1939, as amended.

5.                                       Representations, Warranties and Covenants of the Purchaser.  The Purchaser represents and warrants to, and covenants with, the Company that:

5.1                                 Experience.  (i) The Purchaser is knowledgeable, sophisticated and experienced in financial and business matters, in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the purchase of the Notes (and the Conversion Shares into which the Notes are convertible), and the Purchaser has undertaken an independent analysis of the merits and the risks of an investment in the Notes (and the Conversion Shares into which the Notes are convertible) and has reviewed carefully the SEC Documents, based on the Purchaser’s own financial circumstances; (ii) the Purchaser understands that its investment in the Notes (and the Conversion Shares into which the Notes are convertible) involves a significant degree of risk, including a risk of total loss of the Purchaser’s investment, and the Purchaser understands that the market price of the Common Stock into which such Notes are convertible has been volatile and that no representation is being made as to the future value of the Common Stock; (iii) the Purchaser has had the opportunity to request, receive, review and consider all information it deems relevant in making an informed decision to purchase the Notes (and the Conversion Shares into which the Notes are convertible) and to ask questions of, and receive answers from, the Company concerning such information; (iv) the Purchaser will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with resales of the Conversion Shares pursuant to any exemption from the Securities Act; and (v) the Purchaser has, in connection with its decision to purchase the principal amount of Notes set forth in Section 2 above, relied solely upon the SEC Documents and the representations and warranties of the Company contained herein, and the Purchaser has not relied on the placement agent in negotiating the terms of its investment in the Notes (and the Conversion Shares into which the Notes are convertible) and, in making a decision to purchase the Notes (and the Conversion Shares into which the Notes are convertible), the Purchaser has not received or relied on any communication, investment advice or recommendation from the placement agent.

5.2                                 Purchaser Status.  Each of the Purchasers acknowledges that (i) it is an “accredited investor” as defined in Rule 501(a)(1), (2), (3), (4), (7) or (8) of Regulation D under the Securities Act and/or it meets the definition of “qualified institutional buyers” as defined in Rule 144A(a)(1) under the Securities Act and (ii) is not an entity formed for the sole purpose of acquiring the Securities.

5.3                                 Intent.  The Purchaser is acquiring the principal amount of Notes set forth in Section 2 above in the ordinary course of its business and for its own account and with no present intention of distributing any of such Notes or the Conversion Shares or any arrangement or understanding with any other Persons regarding the distribution of such Notes or Conversion Shares.

5.4                                 Source of Funds.  Each Purchaser of the Notes will be deemed to have represented and agreed as follows: (i) either: (A) the Purchaser is not a Plan (which term includes (i) “employee benefit plans” (as defined in Section 3(3) of ERISA, (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, or to provisions under applicable Federal, state, local. non-U.S. or similar laws and (iii) entities the underlying assets of which are considered to include “plan assets” of such plans, accounts and arrangements) and it is not purchasing the Notes on behalf of, or with the “plan assets” of, any Plan; or (B) the Purchaser’s purchase, holding and subsequent disposition of the Notes either (i) are not a prohibited transaction under ERISA or the Code and are otherwise permissible under all applicable similar laws or (ii) are entitled to exemptive relief from the prohibited transaction provisions of ERISA and the Code in accordance with one or more available statutory. class or individual prohibited transaction exemptions and are otherwise permissible under all applicable similar laws.

5.5                                 Reliance on Exemptions.  The Purchaser understands that the Notes (and the Conversion Shares into which the Notes are convertible) are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act, the Rules and Regulations and state securities laws and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Notes (and the Conversion Shares into which the Notes are convertible).

5.6                                 Confidentiality.  For the benefit of the Company, the Purchaser previously agreed to keep confidential all information concerning this private placement.  The Purchaser is prohibited from reproducing or distributing this Agreement or any other offering materials or other information provided by the Company in connection with the Purchaser’s consideration of its investment in the Company, in whole or in part, or divulging or discussing any of their contents, except to its financial, investment or legal advisors in connection with its proposed investment in the Notes (and the Conversion Shares into which the Notes are convertible) or as required by applicable law or regulation.  Further, the Purchaser understands that the existence and nature of all conversations and presentations, if any, regarding the Company and this offering must be kept strictly confidential.  The Purchaser understands that the federal securities laws impose restrictions on trading based on information regarding this offering.  In addition, the Purchaser hereby acknowledges that unauthorized disclosure of information regarding this offering may result in a violation of Regulation FD.  This obligation will terminate upon the filing by the Company of the Press Release (as defined below), which shall include any material, non-public information provided to the Purchaser prior to the date hereof.  The foregoing agreements shall not apply to any information that is or becomes publicly available through no fault of the Purchaser, or that the Purchaser is legally required to disclose; provided, however, that if the Purchaser is requested or ordered to disclose any such information pursuant to any court or other government order or any other applicable legal procedure, it shall use its reasonable best efforts to provide the Company with prompt notice of any such request or order in time sufficient to enable the Company to seek an appropriate protective order.

5.7                                 Investment Decision.  The Purchaser understands that nothing in the Agreement or any other materials presented to the Purchaser in connection with the purchase and sale of the Notes (and the Conversion Shares into which the Notes are convertible) constitutes legal, tax or investment advice.  The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Notes (and the Conversion Shares into which the Notes are convertible).

5.8                                 Legend; Legend Removal.  The Purchaser understands that the Notes and the Conversion Shares will bear a restrictive legend as set forth in the Indenture, which restrictive legend will be removed in accordance with the terms of the Indenture.

5.9                                 Residency.  The Purchaser’s principal executive offices are in the jurisdiction set forth immediately below the Purchaser’s name on the signature pages hereto.

5.10                           Organization; Validity; Enforcements.  (i) The Purchaser has full right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, (ii) the making and performance of this Agreement by the Purchaser and the consummation of the transactions herein contemplated will not violate any provision of the organizational documents of the Purchaser or conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under any material agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which the Purchaser is a party or, any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental agency or body applicable to the Purchaser, (iii) no consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental agency or body is required on the part of the Purchaser for the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, (iv) upon the execution and delivery of this Agreement, this Agreement shall constitute a legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions of general application relating to or affecting the enforcement of creditors’ rights generally and the application of equitable principles relating to the availability of remedies, and except as rights to indemnity or contribution may be limited by federal or state securities laws or the public policy underlying such laws and (v) there is not in effect any order enjoining or restraining the Purchaser from entering into or engaging in any of the transactions contemplated by this Agreement.

5.11                           Short Sales.  Since the time the Purchaser was first contacted about the offering of the Notes, the Purchaser has not taken, and prior to the public announcement of the transaction after the Closing the Purchaser shall not take, any action that has caused or will cause the Purchaser to have, directly or indirectly, sold or agreed to sell any shares of Common Stock, effected any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to the Common Stock, granted any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derived any significant part of its value from the Common Stock.

6.                                       Covenants.  The Company shall:

(a)                                  file a Form D with the Commission with respect to the Notes as required under Regulation D promulgated under the Securities Act and to provide a copy thereof to the Purchaser promptly after filing;

(b)                                 issue a press release describing the transactions contemplated by this Agreement (the “Press Release”) on or before 9:00 a.m., New York City time, on the first business day following the date hereof;

(c)                                  not, and shall cause each of its Subsidiaries and each of their respective officers, directors, employees and agents not to, provide any Purchaser with any material, non-public information regarding the Company or any of its Subsidiaries from and after the filing of the Press Release without the express written consent of such Purchaser;

(d)                                 in order to enable the Purchasers to sell the Conversion Shares under Rule 144 under the Securities Act, for a period of one year from Closing, use its reasonable best efforts to comply with the requirements of Rule 144, including without limitation, use its reasonable best efforts to comply with the requirements of Rule 144(c) with respect to public information about the Company and to timely file all reports required to be filed by the Company under the Exchange Act;

(e)                                  during the period commencing on the date hereof and ending on the 90th day following the Closing Date (the “Lock-up Period”), without the prior written consent of Purchasers holding a majority of the Notes (which consent of any single Purchaser may be withheld at the sole discretion of such Purchaser), not directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable or exercisable for or convertible into shares of Common Stock (other than as contemplated by the Transaction Documents with respect to the conversion of the Notes into the Conversion Shares); provided, however, that the Company may (i) issue shares of its Common Stock, options to purchase its shares of Common Stock or shares of Common Stock upon exercise of options, pursuant to any stock option, stock bonus or other stock plan or arrangement approved by the Board of Directors of the Company, but only if the holders of such shares, options, or shares issued upon exercise of such options, agree in writing not to sell, offer, dispose of or otherwise transfer any such shares or options during such Lock-up Period without the prior written consent of Purchasers holding a majority of the Notes (which consent of any single Purchaser may be withheld at the sole discretion of such Purchaser), (ii) register for resale shares of its Common Stock pursuant to the Company’s Registration Statement on Form S-1 (File No. 333- 184036) filed with the

Commission on September 21, 2012, (iii) seek shareholder approval of the Company’s Long term Incentive Plan (“LTIP”) previously approved by the Company’s Board of Directors and, upon approval by the Company’s shareholders, issue awards under the LTIP, (iv) issue shares of its Common Stock upon exercise of the Common Stock warrants held by the purchasers of the Company’s Senior Secured Notes due February 21, 2017, and (v) issue stock warrants issuable pursuant to agreements in effect as of the date hereof;

(f)                                    on or prior to the date hereof, have furnished to the Purchasers an agreement in the form of Exhibit C hereto from each director other than one independent director owning fewer than 200,000 shares of Common Stock and each executive officer of the Company that is subject to the reporting requirements under Section 16 of the Securities Act, and such agreement shall be in full force and effect on the Closing Date;

(g)                                 maintain, at its expense, a registrar and transfer agent for the shares of Common Stock (including the Conversion Shares); and

(h)                                 cause the Common Stock to remain listed on the NASDAQ Capital Market or other applicable U.S. national securities exchange upon which shares of Common Stock are then listed.

7.                                       Broker’s Fee.  The Purchaser acknowledges that the Company intends to pay to the placement agent a fee in respect of the sale of the Notes to the Purchaser.  The Purchaser and the Company agree that the Purchaser shall not be responsible for such fee and that the Company will indemnify and hold harmless the Purchaser against any losses, claims, damages, liabilities or expenses, joint or several, to which such Purchaser may become subject with respect to such fee.  Each of the parties hereto represents that, on the basis of any actions and agreements by it, there are no other brokers or finders entitled to compensation in connection with the sale of the Notes to the Purchaser.

8.                                       Independent Nature of Purchasers’ Obligations and Rights.  The obligations of the Purchaser under this Agreement are several and not joint with the obligations of any Other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any Other Purchaser under the Agreements.  The decision of each Purchaser to purchase the Notes (and the Conversion Shares into which the Notes are convertible) pursuant to the Agreements has been made by such Purchaser independently of any other Purchaser.  Nothing contained in the Agreements, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Agreements.  Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment in the Notes (and the Conversion Shares into which the Notes are convertible) or enforcing its rights under this Agreement.  Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

9.                                       Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first-class registered or certified airmail, e-mail, confirmed facsimile or nationally recognized overnight express courier postage prepaid, and shall be deemed given when so mailed and shall be delivered as addressed as follows:

if to the Company, to:

ZaZa Energy Corporation
1301 McKinney Street, Suite 3000
Houston, Texas 77010
Attention: Scott Gaille
Facsimile: (713) 595-1919
E-mail: scott.gaille@zazaenergy.com

with a copy to:

Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, Texas 77002
Attention: W. Mark Young
Facsimile: (713) 238-7111
E-mail: markyoung@andrewskurth.com

or to such other person at such other place as the Company shall designate to the Purchaser in writing; and

if to the Purchaser, at its address as set forth at the end of this Agreement, or at such other address or addresses as may have been furnished to the Company in writing.

10.                                 Changes.  This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Purchaser.  Any amendment or waiver effected in accordance with this Section 10 shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding, each future holder of all such securities, and the Company.

11.                                 Survival of Agreements; Non-Survival of Company Representations and Warranties.  Notwithstanding any investigation made by any party to this Agreement or by the placement agent, all covenants and agreements made by the Company and the Purchaser herein and in the Notes delivered pursuant hereto shall survive the execution of this Agreement, the delivery to the Purchaser of the Notes being purchased and the payment therefor.  All representations and warranties made by the Company and the Purchaser herein and in the Notes delivered pursuant hereto shall survive for a period of two years following the later of the date of execution of this Agreement or the date of delivery to the Purchaser of the Notes being purchased upon payment therefor.

12.                                 Headings.  The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

13.                                 Severability.  In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

14.                                 Governing Law; Venue.  This Agreement is to be construed in accordance with the internal laws of the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereby irrevocably waives any right it may have, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection with or arising out of this Agreement or any transaction contemplated hereby. If either party shall commence a proceeding to enforce any provisions of this Agreement, then the prevailing party in such proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such proceeding.

15.                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.  Delivery of an executed counterpart of this Agreement by facsimile transmission or electronic mail in PDF form shall be as effective as delivery of a manually executed counterpart hereof.

16.                                 Entire Agreement.  This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters.  Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

17.                                 Fees and Expenses.  Except as set forth herein, each of the Company and the Purchaser shall pay its respective fees and expenses related to the transactions contemplated by this Agreement.

18.                                 Parties.  This Agreement is made solely for the benefit of and is binding upon the Purchaser and the Company and to the extent provided in Section 20, any Person controlling the Company or the Purchaser, the officers and directors of the Company, and their respective executors, administrators, successors and assigns, no other Person shall acquire or have any right under or by virtue of this Agreement except that Jefferies is an intended third-party beneficiary of this Agreement as set forth in Section 20. The term “successor and assigns” shall not include any subsequent purchaser, as such purchaser, of the Notes or of any Conversion Shares issued to such Purchaser upon the conversion of the Notes sold to the Purchaser pursuant to this Agreement.

19.           Further Assurances.  Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurance as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

20.           Reliance by and Exculpation of Jefferies & Company, Inc. as Closing Agent and Placement Agent.  The Purchaser acknowledges that (i) Jefferies has not made, and will not make any representations and warranties with respect to the Company or the offer and sale of the Notes, and the Purchaser will not rely on any statements made by Jefferies, orally or in writing, to the contrary; (ii) it will be responsible for conducting its own due diligence investigation with respect to the Company and the offer and sale of the Notes, (iii) it will be purchasing Notes based on the results of its own due diligence investigation of the Company, (iv) it has negotiated the offer and sale of the Notes directly with the Company, and Jefferies will not be responsible for the ultimate success of any such investment and (v) the decision to invest in the Company will involve a significant degree of risk, including a risk of total loss of such investment. The Purchaser further represents and warrants to Jefferies that it, including any fund or funds that it manages or advises that participates in the offer and sale of the Notes, is permitted under its constitutive documents (including, without limitation, all limited partnership agreements, charters, bylaws, limited liability company agreements, all applicable side letters with investors, and similar documents) to make investments of the type contemplated by this Agreement. In light of the foregoing, to the fullest extent permitted by law, the Purchaser and the Company release Jefferies, its employees, officers and affiliates from any liability with respect to the Purchaser’s participation in the offer and sale of the Notes including, but not limited to, any improper payment made in accordance with the information provided by the Company. This Section 20 shall survive any termination of this Agreement. Jefferies has introduced the Purchaser to the Company in reliance on the Purchaser’s understanding and agreement to this Section 20.

The parties agree and acknowledge that Jefferies may rely on the representations, warranties, agreements and covenants of the Company contained in this Agreement and may rely on the representations and warranties of the respective Purchasers contained in this Agreement as if such representations, warranties, agreements, and covenants, as applicable, were made directly to Jefferies.  The parties further agree that Jefferies may rely on the legal opinions to be delivered pursuant to Section 3.5(b) of this Agreement.

Each party hereto agrees for the express benefit of Jefferies, as Closing Agent and placement agent, that: (1) neither Jefferies, as Closing Agent and placement agent, nor any of its affiliates or any of its representatives (A) shall be liable for any improper payment made in accordance with the information provided by the Company; (B) makes any representation or warranty, or has any responsibilities as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Company pursuant to this Agreement; or (C) shall be liable (x) for any action taken, suffered or omitted by any of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon it by this Agreement or (y) for anything which any of them may do or refrain from doing in connection with this Agreement, except for such party’s own gross negligence, willful misconduct or bad faith; and (2) Jefferies, as Closing Agent and placement agent, its affiliates and its representatives shall be entitled to (A) rely on, and shall be protected in acting upon, any certificate, instrument, opinion, notice, letter or any other document or security delivered to any of them by or on behalf of the Company, and (B) be indemnified by the Company for acting as placement agent and Closing Agent, respectively, hereunder.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

ZAZA ENERGY CORPORATION

By:
Name:
Title:
Print or Type:

Name of Purchaser (Individual or Institution)

Jurisdiction of Purchaser’s Executive Offices

Name of Individual representing Purchaser (if an Institution)

Title of Individual representing Purchaser (if an Institution)

$
Principal amount of Notes to Be Purchased

Number of shares of Common Stock beneficially owned by Purchaser on the date hereof(1)
Signature by:

Individual Purchaser or Individual representing Purchaser:

Address:

Telephone:

Facsimile:
E-mail:

(1)  Include all shares of Common Stock, and all securities convertible into Common Stock on an as-converted basis, held by the Purchaser and all of its affiliates.

Signature Page

Schedule A

FORM OF INDENTURE

Attached.

Schedule A

EXHIBIT A

Name of Subsidiary	State or Other Jurisdiction of Incorporation/Organization

Toreador Resources Corporation	Delaware
ZaZa Energy Development, LLC	Texas
ZaZa Energy France S.A.S. (f/k/a Toreador Energy France S.A.S.)	France
ZaZa France S.A.S. (f/k/a Toreador France S.A.S.)	France
ZaZa Holdings, Inc.	Delaware
ZaZa Holding SAS (f/k/a Toreador Holding S.A.S.)	France
ZaZa International Holding Limited Liability Company (f/k/a Toreador International Holding LLC)	Hungary
ZaZa Energy, LLC	Texas

EXHIBIT A - 1

EXHIBIT B-1

Form of Opinion of Andrews Kurth LLP

As used herein the following terms have the respective meanings set forth below:

“Applicable Agreements” means with respect to each Opinion Entity, the agreements filed as exhibits to the SEC Documents (as defined in the Note Purchase Agreement).

“Applicable Orders” means with respect to each Opinion Entity, every judgment, order, writ, injunction or decree of any arbitral panel, court or other Governmental Authority by which the Company or any of its properties is bound and that is material in relation to the business, operations, affairs, financial condition, assets, or properties of the Company, as certified to us by an officer of the Company in an Opinion Support Certificate delivered to us on behalf of such Opinion Entity.

“Company Bylaws” means the Company’s Amended and Restated Bylaws.

“Company Certificate of Incorporation” means the Company’s Restated Certificate of Incorporation.

“DE GCL” means the General Corporation Law of the State of Delaware.

“Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any Governmental Authority pursuant to applicable laws of the State of New York, the applicable laws of the State of Texas, the DE GCL or the applicable laws of the United States of America.

“Governmental Authority” means any executive, legislative, judicial, administrative or regulatory body of the State of New York, the State of Texas, the State of Delaware or the United States of America.

“Guarantors” means, collectively, Toreador, Holdings, ZaZa LLC, and ZED LLC.

“Holdings” means ZaZa Holdings Inc., a Delaware corporation.

“Opinion Documents” means, collectively, (i) the Note Purchase Agreement, (ii) the Notes, (iii) the Guaranty, and (iv) the Indenture.

“Opinion Entities” means, collectively, the Company and the Guarantors.

“Organizational Documents” means, collectively, the Company Certificate of Incorporation and the Company Bylaws, and the certificates of incorporation, certificate of formation, bylaws and limited liability company agreement of the other Opinion Entities attached to the secretary’s or assistant secretary’s certificate referred to in paragraph (f) and the officers certificates referred to in paragraph (i) above.

“Person” has the meaning given to such term in the Note Purchase Agreement.

EXHIBIT B-1 - 1

“Toreador” means Toreador Resources Corporation, a Delaware corporation.

“ZaZa LLC” means ZaZa Energy, LLC, a Texas limited liability company.

“ZED LLC” means ZaZa Energy Development, LLC, a Texas limited liability company.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.             (a)           The Company has been duly incorporated and is validly existing as a corporation and in good standing under the laws of the State of Delaware.  Each of Holdings and Toreador is validly existing as a corporation and in good standing under the laws of the State of Delaware.

(b)           Each of ZaZa LLC and ZED LLC is validly existing as a limited liability company and is in good standing under the laws of the State of Texas.

2.             (a)           Each of the Company, Holdings and Toreador has the corporate power and authority under the laws of the State of Delaware to execute and deliver the Opinion Documents to which it is a party and perform all of its obligations under such Opinion Documents.    The execution and delivery of such Opinion Documents and the performance by each of the Company, Holdings and Toreador of its obligations thereunder have been duly authorized by all requisite corporate action on the part of such Opinion Entity.

(b)           Each of ZaZa LLC and ZED LLC has the limited liability company power and authority under the laws of the State of Texas to execute and deliver the Opinion Documents to which it is a party and perform all of its obligations under such Opinion Documents.  The execution and delivery of such Opinion Documents and the performance by ZaZa LCC of its obligations thereunder have been duly authorized by all requisite limited liability company action on the part of each of ZaZa LLC and ZED LLC.

3.             Each Opinion Document has been duly executed and delivered by or on behalf of each Opinion Entity party thereto.

4.             None of the execution and delivery of the Opinion Documents to which each Opinion Entity is a party, nor the performance by such Opinion Entity of its obligations thereunder will (i) violate such Opinion Entity’s Organizational Documents; (ii) constitute a breach or violation of, or a default under, any Applicable Agreement; (iii) result in the contravention of any Applicable Order; or (iv) violate any applicable law of the State of New York, any applicable law of the State of Texas, the DE GCL, or any applicable law of the United States of America.

5.             Each of the Note Purchase Agreement and the Indenture constitutes the legal, valid and binding obligation of each Opinion Entity party thereto, enforceable against such Opinion Entity in accordance with its terms under applicable laws of the State of New York.

6.             When authenticated by the Trustee in the manner provided in the Indenture and paid for by the Purchasers and delivered in accordance with the Note Purchase Agreement, the

EXHIBIT B-1 - 2

Notes will constitute valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, under applicable laws of the State of New York.

7.             When the Notes have been authenticated by the Trustee in the manner provided in the Indenture and paid for by the Purchasers and delivered in accordance with the Note Purchase Agreement, the Guaranty included in the Indenture will constitute a valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with the terms of the Indenture, under applicable laws of the State of New York.

8.             No Governmental Approval is required to authorize, or is required in connection with, the issuance of the Notes (and the Conversion Shares into which the Notes are convertible) by the Company or the execution, delivery or performance of any of the Opinion Documents by the Opinion Entities, or the enforceability of any of the Opinion Documents against the Opinion Entities, except for those Governmental Approvals that have been obtained or taken and are in full force and effect.

9.             None of the Opinion Entities is an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended, and the applicable rules and regulations thereunder.

10.           Assuming as to factual matters, without investigation, that the representations and warranties of the Company in Section 4 of the Note Purchase Agreement and of the Purchasers in Section 5 of the Note Purchase Agreement are true and correct, (a) the offer, issuance, sale and delivery by the Company of the Notes to the Purchasers in the manner contemplated by the Note Purchase Agreement, and (b) the issuance and delivery of the Guaranty in the manner contemplated by the Note Purchase Agreement and the Indenture, and (c) the issuance of the Conversion Shares upon the conversion of the Notes in the manner contemplated by the Indenture, do not require registration under the Securities Act of 1933, as amended (the “Securities Act”), and the applicable rules and regulations thereunder, and do not require qualification of the Indenture under the Trust Indenture Act of 1939, as amended; provided, however, that we express no opinion as to any subsequent offer or resale or other transfer of any Notes or any Conversion Shares into which the Notes are convertible.

11.           The aggregate number of Conversion Shares that the Purchasers are entitled to be issued upon conversion of the Notes, as calculated on the date hereof at the Conversion Rate (as defined in the Indenture), have been duly authorized on behalf of the Company and reserved for issuance upon such conversion and, upon issuance of the Conversion Shares, such Conversion Shares will be validly issued, fully paid and nonassessable.

12.           The holders of outstanding shares of Common Stock are not entitled to any preemptive rights under the Company Certificate of Incorporation, the Company Bylaws, or the DE GCL to subscribe for the Notes or the Conversion Shares into which the Notes are convertible.

13.           The authorized capital stock of the Company, as of the open of business on the date hereof, consisted of (a) 250,000,000 shares of Common Stock, and (b) 25,000,000 shares of

EXHIBIT B-1 - 3

Preferred Stock, none of which shares of Preferred Stock are issued and outstanding immediately prior to the Closing.  All outstanding shares of Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable.

14.           Neither the issuance of the Notes (and the Conversion Shares into which the Notes are convertible) nor the intended use of the proceeds of thereof will violate Regulations T, U or X of the Board of Governors of the Federal Reserve System.

EXHIBIT B-1 - 4

EXHIBIT B-2

Form of Opinion of Internal Counsel to the Company

None of the Company nor any subsidiary of the Company is:

(i) in violation of its charter, by-laws or equivalent constituent documents;

(ii) in default under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which any of such companies is a party or by which it or any of them may be bound, or to which any of the property or assets of such companies is subject, except for such defaults as would not, individually or in the aggregate, result in a Material Adverse Effect; or

(iii) in violation of any law, administrative regulation or administrative or court decree applicable to any of such companies or has failed to obtain any material license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business, except for such violations or failures as would not, individually or in the aggregate, result in a Material Adverse Effect.

EXHIBIT B-2 - 1

EXHIBIT C

Form of Lock-Up Agreement

Lock-up Agreement

October 16, 2012

Jefferies & Company, Inc.
520 Madison Avenue
New York, New York 10022

RE:          ZaZa Energy Corporation (the “Company”)

Ladies & Gentlemen:

The undersigned is an owner of shares of common stock, par value $.01 per share, of the Company (“Shares”) or of securities convertible into or exchangeable or exercisable for Shares.  The Company proposes to conduct a private placement (the “Placement”) of 9% Senior Convertible Notes for which Jefferies & Company, Inc. (“Jefferies”) will act as placement agent.  The undersigned recognizes that the Placement will benefit each of the Company and the undersigned.  The undersigned acknowledges that Jefferies is relying on the representations and agreements of the undersigned contained in this letter agreement in conducting the Placement.

Annex A sets forth definitions for capitalized terms used in this letter agreement that are not defined in the body of this agreement.  Those definitions are a part of this agreement.

In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees that, during the Lock-up Period, the undersigned will not (and will cause any Family Member not to), without the prior written consent of Jefferies, which may withhold its consent in its sole discretion:

•                  Sell or Offer to Sell any Shares or Related Securities currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the undersigned or such Family Member,

•                  enter into any Swap,

•                  make any demand for, or exercise any right with respect to, the registration under the Securities Act of the offer and sale of any Shares or Related Securities, or cause to be filed a registration statement, prospectus or prospectus supplement (or an amendment or supplement thereto) with respect to any such registration, or

•                  publicly announce any intention to do any of the foregoing.

EXHIBIT C - 1

The foregoing will not apply to the transfer of Shares or Related Securities by gift, or by will or intestate succession to a Family Member or to a trust whose beneficiaries consist exclusively of one or more of the undersigned and/or a Family Member; provided, however, that in any such case, it shall be a condition to such transfer that:

•                  each transferee executes and delivers to Jefferies an agreement in form and substance satisfactory to Jefferies stating that such transferee is receiving and holding such Shares and/or Related Securities subject to the provisions of this letter agreement and agrees not to Sell or Offer to Sell such Shares and/or Related Securities, engage in any Swap or engage in any other activities restricted under this letter agreement except in accordance with this letter agreement (as if such transferee had been an original signatory hereto), and

•                  prior to the expiration of the Lock-up Period, no public disclosure or filing under the Exchange Act by any party to the transfer (donor, donee, transferor or transferee) shall be required, or made voluntarily, reporting a reduction in beneficial ownership of Shares in connection with such transfer.

The undersigned acknowledges and agrees that written notice by Jefferies to the Company of any extension of the 90-day initial lock-up period permitted by this letter agreement will be deemed to have been given to, and received by, the undersigned.

The undersigned confirms that the undersigned has not, and has no knowledge that any Family Member has, directly or indirectly, taken any action designed to or that might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale of the Shares.  The undersigned will not, and will cause any Family Member not to take, directly or indirectly, any such action.

Whether or not the Placement occurs as currently contemplated or at all depends on market conditions and other factors.  The Placement will only be made pursuant to the purchase agreement (the “Securities Purchase Agreement”), dated as of October 16, 2012, by and between the Company and the purchasers whose names and addresses are set forth on the signature page thereto (the “Purchasers”), the terms of which are subject to negotiation between the Company and the Purchasers.

The undersigned hereby represents and warrants that the undersigned has full power, capacity and authority to enter into this letter agreement.  This letter agreement is irrevocable and will be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.

Notwithstanding anything contained herein to the contrary, the undersigned may (i) Sell or Offer to Sell Shares and Related Securities (A) solely to pay withholding or other taxes then due, (B) to satisfy contractual obligations regarding any Sale or Offer to Sell in effect as of the date hereof and (C) participate in any other transaction in the Company’s 2012 long-term incentive plan or any similar employee benefit plan, (ii) establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Shares, (iii) make bona fide gifts of Shares and Related Securities to any charity or other non-profit organization with 501(c)(3) status and (iv) Sell or

EXHIBIT C - 2

Offer to Sell up to 5,000 Shares at any time after the 30th day after the Closing (as defined in the Securities Purchase Agreement).  The filing during the Lock-up Period by the Company of one or more registration statements on Form S-8, which may include a re-offer prospectus on Form S-3 registering the resale of restricted Shares acquired pursuant to any employee benefit plan before the date of filing of such registration statement on Form S-8, shall not be deemed to violate any provision hereof; provided that the undersigned shall not sell any Shares thereunder during the Lock-up Period except in compliance with the terms hereof.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Signature

Printed Name of Person Signing

(Indicate capacity of person signing if signing as custodian or trustee, or on behalf of an entity)

EXHIBIT C - 3

Certain Defined Terms
Used in Lock-up Agreement

For purposes of the letter agreement to which this Annex A is attached and of which it is made a part:

•                  “Call Equivalent Position” shall have the meaning set forth in Rule 16a-1(b) under the Exchange Act.

•                  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

•                  “Family Member” shall mean the spouse of the undersigned, an immediate family member of the undersigned or an immediate family member of the undersigned’s spouse, in each case living in the undersigned’s household or whose principal residence is the undersigned’s household (regardless of whether such spouse or family member may at the time be living elsewhere due to educational activities, health care treatment, military service, temporary internship or employment or otherwise).  “Immediate family member” as used above shall have the meaning set forth in Rule 16a-1(e) under the Exchange Act.

•                  “Lock-up Period” shall mean the period beginning on the date hereof and continuing through the close of trading on the date that is 90 days after the date of the Closing (as defined in the Securities Purchase Agreement); provided, that if during the last 17 days of the 90-day initial lock-up period, the Company issues an earnings release or discloses material news or a material event relating to the Company occurs or (ii) prior to the expiration of such period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of such period, then in each case the Lock-up Period will be extended until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the disclosure of the material news or occurrence of the material event, as applicable, unless Jefferies waives, in writing, such extension; and provided, further, that if the Closing has not occurred on or before October 26, 2012, the Lock-up Period shall expire at the close of trading on such date.  If the initial lock-up period is extended pursuant to the provisions above, “Lock-up Period” shall mean the period described in the first clause of this paragraph, as so extended.

•                  “Put Equivalent Position” shall have the meaning set forth in Rule 16a-1(h) under the Exchange Act.

•                  “Related Securities” shall mean any options or warrants or other rights to acquire Shares or any securities exchangeable or exercisable for or convertible into Shares, or to acquire other securities or rights ultimately exchangeable or exercisable for or convertible into Shares.

•                  “Securities Act” shall mean the Securities Act of 1933, as amended.

•                  “Sell or Offer to Sell” shall mean to:

EXHIBIT C - 4

•              sell, offer to sell, contract to sell or lend,

•              effect any short sale or establish or increase a Put Equivalent Position or liquidate or decrease any Call Equivalent Position

•              pledge, hypothecate or grant any security interest in, or

•              in any other way transfer or dispose of,

in each case whether effected directly or indirectly.

•                  “Swap” shall mean any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of Shares or Related Securities, regardless of whether any such transaction is to be settled in securities, in cash or otherwise.

Capitalized terms not defined in this Annex A shall have the meanings given to them in the body of this lock-up agreement.

EXHIBIT C - 5

SUMMARY INSTRUCTION SHEET FOR PURCHASER

(to be read in conjunction with the entire Purchase Agreement)

Complete the following items in the Purchase Agreement:

1.               Provide the information regarding the Purchaser requested on the signature page and Purchaser Questionnaire. The Purchase Agreement must be executed by an individual authorized to bind the Purchaser.

2.               On or prior to 8:00 A.M. New York time on October 17, 2012, return an executed original Purchase Agreement or a facsimile transmission (or other electronic transmission) thereof and the completed and executed Purchaser Questionnaire attached as Appendix I to the Purchase Agreement (the “Purchaser Questionnaire”) and a completed and executed tax withholding form to:

Charles Glazer

cglazer@jefferies.com

Jefferies & Company, Inc.

520 Madison Avenue, 12th Floor

New York, New York 10022

Purchasers who send a facsimile transmission (or other electronic transmission) on or prior to such deadline must also submit an original via courier as soon thereafter as practicable.

3.               On or prior to 9:00 a.m., New York City time, on the Closing Date (as defined in the Purchase Agreement), Purchaser shall transfer the amount indicated below such Purchaser’s name on the applicable signature page to the Purchase Agreement under the heading “Principal Amount of Notes to be Purchased”, in United States dollars and in immediately available funds, by wire transfer to the account of Jefferies & Company, Inc., as the Company’s closing agent (in such capacity, the “Closing Agent”), set forth in Appendix II to the Purchase Agreement.

4.               On or prior to 10:00 a.m., New York City time, on the Closing Date, each Purchaser must instruct its custodian(s) to post a DWAC Deposit request for such Purchaser’s purchase of the Notes.

5.               Following the confirmation by the Closing Agent that the conditions set forth in the Purchase Agreement, other than with respect to the issuance of and delivery of the Notes, have been satisfied or waived, (i) the Closing Agent shall disburse on the Closing Date funds received by the Closing Agent on behalf of the Company (net of the agreed amount of fees and expenses of the placement agent) by wire transfer of immediately available funds to an account specified by the Company in accordance with the Company’s written wire instructions (which shall be provided to the Closing Agent by the Company at least one Business Day (as defined in the Purchase Agreement) prior to the Closing Date) and (ii) the number of Notes purchased by each Purchaser (as specified on such Purchaser’s signature page hereof) to be issued and delivered by electronic book entry through the facilities of DTC to the account specified by such Purchaser in its Purchaser Questionnaire will be released by the Trustee, at the written instruction of the Company, to such Purchaser upon receipt of Purchaser’s DWAC deposit request.

6.               Please note that all wire transfers must be sent to the account specified in Appendix I to the Purchase Agreement and the name of the purchasing entity must be included in the wire. The Closing Agent will notify each Purchaser once the transaction has closed. Each Purchaser must instruct its custodian(s) to post a DWAC Deposit in order to receive Notes on the Closing Date.

7.               If you have any questions, please contact Charles Glazer at (212) 336-7360.

Appendix I

Wire Information

ABA Number:	021000018
Bank Name:	The Bank of New York
Account Name:	Jefferies & Co., Inc.
Account Number:	8900652772
Re:	ZaZa Energy Corporation

Appendix I

Appendix II

ZaZa Energy Corporation

PURCHASER QUESTIONNAIRE

Pursuant to Section 3 of the Agreement, please provide us with the following information:

Legal Name Of Purchaser (i.e., Fund Name):
Address Of Purchaser:

Attention:
Telephone Number:
Fax Number:

NOMINEE/CUSTODIAN (Name in which the Notes and, if applicable, Conversion Shares are to be registered if different than name of Purchaser):

DTC Number:

Tax I.D. Number or Social Security Number:
(If acquired in the name of a nominee/custodian, the taxpayer I.D. number of such nominee/custodian)

Person To Receive Copies Of Transaction Documents:
Name:
Telephone Number:
Email:
Operations Contacts:
Primary:
Telephone Number:
Email:

Secondary:
Telephone Number:
Email:

Tax Withholding Form Attached (indicate type): _________________________________________________________________

*** Please note that if you are sub-allocating to multiple funds, you must complete one of these forms for each fund.

Appendix II